Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-157131 and 333-162143 on Forms S-3 and Registration Statement Nos. 333-161288, 333-161289, 333-114436, 333-128793, 333-118812, 333-91184 and 333-89839, and 333-32681 on Forms S-8 of our reports dated March 16, 2010, relating to the consolidated financial statements of Sun Bancorp, Inc. (which included an explanatory paragraph regarding the adoption on January 1, 2009 of the Financial Accounting Standards Board’s revised authoritative guidance related to determining whether the impairment of debt securities is other than temporary) and the effectiveness of Sun Bancorp, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 16, 2010